SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2010

WABASH NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South Lafayette, Indiana	47905
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5310

 (Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On May 19, 2010 the Company announced that it intends to offer 11,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), and a selling stockholder, Trailer Investments, LLC (a wholly-owned entity of Lincolnshire Equity Fund III, L.P., a private equity investment fund managed by Lincolnshire Management, Inc.), intends to offer 12,500,000 shares of Common Stock in an underwritten public offering.  The shares intended to be offered by Trailer Investments, LLC are issuable upon partial exercise of the warrant to purchase shares of Common Stock it acquired from the Company in August 2009 (the “Warrant”).  A press release regarding the offering is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Prior to the consummation of this offering, the Company intends to enter into Amendment No. 1 to the Third Amended and Restated Loan and Security Agreement by and among the Company and certain of its subsidiaries identified on the signature page thereto, Bank of America, N.A., as a lender and as agent, and the other lender parties thereto (the “Amendment”). The Amendment will be entered into to permit the early redemption of the Company’s Series E-G Preferred Stock and is contingent on the Company’s ability to raise gross proceeds of $75,000,000 in the offering.  In connection with the Amendment, the Company will be required to pay down its  revolving credit facility with no less than $23,000,000 of the proceeds of the offering (plus an amount equal to the net cash proceeds in excess of $75,000,000).  The repayment will not permanently reduce the Company’s revolving loan commitments.  Pursuant to the Amendment, if the availability under the Company’s revolving credit facility is less than $15,000,000 at any time before the earlier of (i) August 14, 2011 and (ii) the date that monthly financial statements are delivered for the month ending June 30, 2011, the Company will be required to maintain a varying minimum EBITDA and is restricted in the amount of capital expenditures it can make during such period.  If the Company’s availability is less than $20,000,000 thereafter, the Company will be required to maintain a fixed charge coverage ratio for the 12 month period ending on the calendar month that ended most recently prior to such time of not less than 1.10 to 1.0.  In addition, the Amendment will modify the Company’s borrowing base by eliminating a $12,500,000 facility reserve while reducing the fixed assets sub-limit from $30,300,000 to $17,800,000.  However, there can be no assurance that the Company will be successful in entering into the Amendment.

In connection with the offering, the Company expects that Trailer Investments, LLC will agree, contingent upon the closing of the offering, to modify the Warrant so that (i) the Warrant will not adjust in connection with the offering or thereafter based upon any limitation on the Company’s ability to fully utilize its net operating loss carryforwards (the “NOL Adjustment”) and (ii) the Warrant will be increased by a fixed number of 750,000 warrant shares in lieu of the market price anti-dilution adjustment  that would otherwise apply as a result of the planned offering (which adjustment would have otherwise resulted in an increase that is greater or less than 750,000 warrant shares based on the pricing of the offering).  The market price anti-dilution adjustment and other warrant adjustment provisions, other than the NOL Adjustment, will continue to apply to the Warrant following the offering. As a result of the increase in the warrant shares underlying the Warrant in connection with the planned offering, the Company will incur a non-cash charge at the time of the increase.  The warrant liability and charge is based on the fair value of the additional warrant shares estimated using a binomial valuation model.  Using the last reported sale price of the Company’s Common Stock on The New York Stock Exchange on May 18, 2010 of $9.31, the non-cash charge to the Company would be $6,975,000 with subsequent changes in fair value reflected through earnings. Effective as of the consummation of this offering, the Company will no longer incur non-cash charges with respect to the 12,500,000 shares that are expected to be exercised and sold as part of this offering.

Further, the Company anticipates that, based on the probable offering size and current market value of the Common Stock, it may be deemed to undergo an ownership change for federal income tax purposes as a result of the offering that may limit the ability of the Company to utilize its U.S. federal income tax net operating loss carryforwards (“NOLs”)  in the future.  However, the Company does not expect the limitations that will result from the ownership change to be material to the Company’s ability to fully utilize the NOLs, but there is no assurance that this will be the case.

Safe Harbor Statement

This Current Report contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this Current Report other than statements of historical fact are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Readers should review and consider the various disclosures made by the Company in its filings with the Securities and Exchange Commission, including the risks and uncertainties described therein.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated May 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wabash National Corporation

Date: May 19, 2010	By:	/s/ Mark J. Weber
Mark J. Weber
Senior Vice President and Chief Financial Officer

Exhibit Index

No.	Exhibit

99.1	Press Release dated May 19, 2010